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                                                                     Exhibit 5.2


                    [JINCHENG & TONGDA LAW FIRM LETTERHEAD]


TO:    CHINA FINANCE ONLINE CO., LIMITED.

RE: CHINA FINANCE ONLINE (BEIJING) CO., LTD. AND FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.

                                                              September 21, 2004

Ladies and Gentlemen,

We are lawyers duly licensed in the People's Republic of China (the "PRC") and are qualified to issue professional legal opinions on the laws and regulations of the PRC.

We are acting as PRC counsel to China Finance Online Co., Limited. (the "COMPANY"), a company incorporated under the laws of Hong Kong Special Administration Region of the PRC ("HONG KONG"), in relation to the Company's global offering (the "OFFERING") of its American Depositary Shares (the "ADS")
as evidenced by American Depositary Receipts, each representing [            ]
ordinary shares, par value HK$ 0.001 of the Company (the "SHARES"), on the NASDAQ National Market. On or about the date hereof, the Company will file a registration statement on Form F-1 (the "REGISTRATION STATEMENT"), which will include a prospectus (the "PROSPECTUS"), with the U.S. Securities and Exchange Commission (the "SEC").

We have been requested to give this opinion with regard to (i) the legality of the ownership structure of the Company, Fuhua Innovation Technology Development Co., Ltd. ("FUHUA") and China Finance Online (Beijing) Co., Ltd ("CFO BEIJING"), as of the date of this opinion and after giving effect to the Offering, (ii) the validity and enforceability of certain contractual and authorization arrangements among the Company, Fuhua, CFO Beijing and the shareholders of Fuhua, and (iii) the legality of the business operations of the Company, Fuhua and CFO Beijing as described in the Prospectus, pursuant to the laws of the PRC in connection with the filing of the Registration Statement by the Company with the SEC.

The following terms used herein shall have the meanings ascribed to them as follows:

       (a) "Approvals" means all approvals, consents, waivers, sanctions,

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       authorizations, filings, registrations, exemptions, permissions, endorsement; annual inspections, qualifications and licenses;

       (b) "CFO Beijing" means China Finance Online (Beijing) Co., Ltd., a limited liability company incorporated under the laws of the PRC;

       (c) "Company" means China Finance Online Co., Limited, a company incorporated with limited liability under the laws of Hong Kong;

       (d) "Documents" means the major documents among others reviewed by us for the purpose of issuing this legal opinion, a list of which is provided in
       Schedule I hereto;

       (e) "Fuhua" means Fuhua Innovation Technology Development Co., Ltd., a limited liability company incorporated under the laws of the PRC.

       (f) "Fuhua's Shareholders" means Mr. Jun Ning and Mr. Wu Chen, who are the shareholders of Fuhua.

       (g) "Laws" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of PRC;

       (h) "PRC" means the People's Republic of China, for the purpose of this legal opinion, excluding Taiwan, Hong Kong Special Administration Region and Macau Special Administration Region.

This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao or Taiwan) effective as at the date hereof. We do not purport to be experts on, neither do we purport to be generally familiar with, or qualified to express legal opinions based on, any laws other than the laws of the PRC and accordingly, we express no legal opinions herein based upon any laws other than the laws of the PRC.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction as true copies of originals, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary for the purposes of rendering this opinion, including without limitation, Documents set out in
Schedule I.

We summarize the Documents as follows:

       (a) Equipment Leasing Agreement, dated May 27, 2004, between CFO Beijing and Fuhua. CFO Beijing leases to Fuhua equipment necessary for Fuhua's operations as may be requested by Fuhua from time to time, for monthly lease

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       payments calculated on the basis of the actual value of the leased equipment. Without CFO Beijing's written consent, Fuhua may not lease any equipment from any other party or parties. The term of the lease is ten years, which will be automatically renewed for another one year term upon the expiration of each term unless CFO Beijing notifies Fuhua of its intention not to renew 30 days before the relevant term expires.

       (b) Technical Support Agreement, dated May 27, 2004, between CFO Beijing and Fuhua. CFO Beijing provides Fuhua with exclusive technical support services for the maintenance of Fuhua's computer servers, networks and other equipment, software and other systems. Fuhua pays a quarterly service fee to CFO Beijing which is based on the actual labor cost incurred by CFO Beijing during the relevant period. In addition, Fuhua reimburses CFO Beijing for out of pocket costs which CFO Beijing incurs in connection with providing the services under this agreement. The term of this agreement is ten years, which will be automatically renewed for another one year term upon the expiration of each term unless CFO Beijing notifies Fuhua of its intention not to renew 30 days before the relevant term expires.

       (c) Amended and Restated Strategic Consulting Service Agreement, dated May 27, 2004, between CFO Beijing and Fuhua. CFO Beijing provides Fuhua with strategic consulting and related services for Fuhua's business, including (1) valuation of new products; (2) industry investigation and survey; (3) marketing and promotion strategies; and (4) other services relating to Fuhua's business. The fee for these services will be calculated quarterly based on the actual time that it takes for these services to be provided by CFO Beijing. The term of this agreement is 20 years, which will be automatically renewed for another one year term upon the expiration of each term unless CFO Beijing notifies Fuhua of its intention not to renew 30 days before the relevant term expires.

       (d) Domain Name Licensing Agreement, dated May 27, 2004, between CFO Beijing and Fuhua. CFO Beijing has granted to Fuhua a non-exclusive license for using its domain name, www.jrj.com.cn. Without CFO Beijing's consent, Fuhua cannot transfer, pledge or sublicense its interest in the domain name. CFO Beijing reserves the right to use the domain name by itself and license the domain name to other parties. Fuhua will not pay a separate licensing fee to CFO Beijing for such license but will bear CFO Beijing's costs relating to registration and maintenance of the domain name. The term of the license equals the term of the Amended and Restated Strategic Consulting Service Agreement between CFO Beijing and Fuhua. At its own option, at any time before the expiry of the term, CFO Beijing may unilaterally terminate the license by delivering a written notice to Fuhua.

       (e) Purchase Option and Cooperation Agreement entered into among the

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       Company, CFO Beijing, Fuhua's shareholders and Fuhua on May 27, 2004 (the
       "PURCHASE OPTION AND COOPERATION Agreement"). Fuhua's shareholders jointly granted the Company an exclusive option to purchase all of their equity interest in Fuhua, and Fuhua granted the Company an exclusive option to purchase all of its assets if and when (1) such purchase is permitted under applicable PRC law or (2), to the extent permitted by law, with respect to Jun Ning's or Wu Chen's individual interest, when
       Jun Ning ceases to be a director or employee of Fuhua, when Wu Chen ceases to be affiliated with IDG Technology venture Investment, Inc. or IDG Technology Venture Investments, LP, or neither entity continues to be a shareholder of the Company, or when either Jun Ning or Wu Chen desires to transfer his equity interest in Fuhua to a third party. The Company may purchase such interest or assets by itself or designate another party to purchase such interest or assets. The exercise price of the option will equal the total principal amount of the loans extended by the Company to Fuhua's shareholders under the loan agreements dated May 27, 2004 between the Company and Fuhua's shareholders respectively, or the price required by relevant PRC law or government approval authority, if such required price is higher than the total principal amount of the loans extended by the Company to Fuhua's shareholders. The Company may choose to make payment of the purchase price payable to Fuhua's shareholders by way of the cancellation its loans extended to Fuhua's shareholders.

       (f) Share Pledge Agreement, dated May 27, 2004, entered into by and between CFO Beijing and Fuhua's shareholders (the "SHARE PLEDGE AGREEMENT"). Fuhua's shareholders have pledged all of their equity interest in Fuhua to CFO Beijing to secure the payment obligations of Fuhua under the Equipment Leasing Agreement, the Technical Support Agreement and the Amended and Restated Strategic Consulting Agreement between CFO Beijing and Fuhua. Under this agreement, Fuhua's shareholders have agreed not to transfer, assign, pledge or in any other manner dispose of their interests in Fuhua or create any other encumbrance on their interest in Fuhua which may have a material effect on CFO Beijing's interest without the written consent of CFO Beijing, except the transfer of their interest in Fuhua to the Company or the third party assignee designated by the Company according to the Purchase Option and Cooperation Agreement.

       (g) Proxies executed and delivered respectively by Fuhua's shareholders to Mr. Ling Hai Ma and Mr. Jian Feng, respectively, on May 27, 2004. Fuhua's shareholders have granted Mr. Ling Hai Ma and Mr. Jian Feng, who are employees of CFO Beijing, the power to exercise all their voting rights as shareholders of Fuhua, including the right to appoint directors, the general manager and other senior managers of Fuhua. The term of the proxies is 20 years which will be automatically renewed for another one year term upon the expiration of each term unless the Company notifies Fuhua's shareholders of its intention not to renew 30 days before the relevant term expires. Under the

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       Purchase Option and Cooperation Agreement, Fuhua's shareholders have agreed that (1) they will only revoke the proxies granted to Mr. Ling Hai Ma and Mr. Jian Feng when either of the two individuals ceases to be an employee of CFO Beijing or when the Company delivers a written notice to Fuhua's shareholders requesting such revocation, and (2) they, or either of them, as the case may be, will execute and deliver another proxy in the same format as the one dated May 27, 2004 to any other individuals as instructed by the Company.

For the purpose of providing this opinion, we have assumed:

(a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with original documents of those documents submitted to us as copies. We have also assumed the subsistence of Documents in the form and content as they were presented to us up to the date of this legal opinion, and that none of the Documents has been revoked, amended, varied or supplemented;

(b) the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents.

Based on the foregoing and our review of the relevant documents (including, without limitation, the Documents), we are of the opinion that:

       1. Fuhua has been duly incorporated and is validly existing as a limited liability company with enterprise legal person status in good standing under the laws of the PRC. All of the registered capital of Fuhua amounting to RMB3,000,000 has been fully paid for and 45% and 55% of the equity interest in the registered capital of Fuhua is owned by Jun Ning and Wu Chen, respectively, and such equity interests are, each, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, except for the pledge created under the Share Pledge Agreement and the purchase option created under the Purchase Option and Cooperation Agreement. Each of Fuhua's shareholders is a PRC citizen and has the right and capacity to enter into the agreements to which he is a party. The business license of Fuhua is in full force and effect. The articles of association of Fuhua comply with the requirements of applicable PRC Laws and are in full force and effect. Fuhua has full power and authority (corporate and other) and has all consents, approvals, authorizations, orders, registrations, clearances and qualifications of, or with any court, governmental agency or body having jurisdiction over Fuhua or any of its properties required for the ownership or lease of property by it and the conduct of its business and, except as disclosed in the Prospectus, has the legal right and authority to own, use, lease and operate its assets and to conduct

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              its business in the manner presently conducted and as described in the Prospectus.

       2. CFO Beijing has been duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability and enterprise legal person status in good standing under the laws of the PRC. All of the registered capital of CFO Beijing has been fully paid for and 100% of the equity interest in the registered capital of CFO Beijing is owned by the Company and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right. The business license of CFO Beijing is in full force and effect. The articles of association of CFO Beijing comply with the requirements of applicable Laws of the PRC and are in full force and effect. CFO Beijing has full power and authority (corporate and other) and all consents, approvals, authorizations, orders, registrations, clearances and qualifications of or with any court, governmental agency or body having jurisdiction over CFO Beijing or any of its properties required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus.

       3. CFO Beijing has the corporate power to enter into and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each of the Documents to which it is a party. Each of the Documents to which CFO Beijing is a party constitutes a valid and legally binding obligation of CFO Beijing in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       4. Fuhua has the corporate power to enter into and perform its obligations under each of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each of the Documents to which it is a party. Each of the Documents to which Fuhua is a party constitutes a valid and legally binding obligation of Fuhua in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       5. Each of Fuhua's shareholders has duly executed and delivered each of the Documents to which he is a party. Each of the Documents to which each of Fuhua's shareholders is a party constitutes a valid and legally binding

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              obligation of each of Fuhua's shareholders in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       6. The execution and delivery by CFO Beijing of, and the performance by CFO Beijing of its obligations under, each of the Documents to which it is a party and the consummation by CFO Beijing of the transactions contemplated therein (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which CFO Beijing is a party or by which CFO Beijing is bound or to which any of the properties or assets of CFO Beijing is bound or to which any of the properties or assets of CFO Beijing is subject, except for such conflicts, breaches, violations or defaults which would not (i) individually or in the aggregate, have a materially adverse effect on the general affairs, management, shareholders' equity, results of operations or position, financial or otherwise, of CFO Beijing, or (ii) affect the validity of, or have any adverse effect on, the issue and sale of the Shares and ADS or the other transactions contemplated in connection with the Offering; (b) will not result in any violation of the provisions of the articles of association, business license and other constitutive documents of CFO Beijing; and (c) will not result in any violation of any Laws of the PRC.

       7. The execution and delivery by Fuhua of, and the performance by Fuhua of its obligations under, each of the Documents to which it is a party and the consummation by Fuhua of the transactions contemplated therein (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Fuhua or any of its subsidiaries is a party or by which Fuhua is bound or to which any of the properties or assets of Fuhua is bound or to which any of the properties or assets of Fuhua is subject, except for such conflicts, breaches, violations or defaults which would not (i) individually or in the aggregate, have a materially adverse effect on the general affairs, management, shareholders' equity, results of operations or position, financial or otherwise, of Fuhua, taken as a whole, or
              (ii) affect the validity of, or have any adverse effect on, the issue and sale of the Shares and ADS or the other transactions contemplated in connection with the Offering; (b) will not result in any violation of the provisions of the articles of association, business license of Fuhua; and (c) will not result in any violation of any Laws of the PRC.

       8. The execution and delivery by each of Fuhua's shareholders of, and the performance by each of Fuhua's shareholders of his obligations under each of the Documents to which each of Fuhua's shareholders is a party and the

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              consummation by each of Fuhua's shareholders of the transactions contemplated therein will not result in any violation of any Laws of the PRC.

       9. Each of the Documents is in proper legal form under the Laws of the PRC for the enforcement thereof against CFO Beijing, Fuhua, Fuhua's shareholders, as the case may be, in the PRC without further action by CFO Beijing, Fuhua or Fuhua's shareholders; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Documents in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC.

       10. Each of CFO Beijing and Fuhua has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all governmental agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions not described in the Prospectus. To the best of our knowledge after due inquiry, the business operations of each of CFO Beijing and Fuhua, as described in the Prospectus, are in compliance with the existing Laws (including laws and regulations relating to privacy protection and advertising) and the relevant regulatory authorities are unlikely to impose any monetary penalty on either CFO Beijing or Fuhua or order either CFO Beijing or Fuhua to cease any of its current operations. To the best of our knowledge after due inquiry, neither CFO Beijing nor Fuhua has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of CFO Beijing and Fuhua is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

       11. To the best of our knowledge after due inquiry, except as set forth below, neither CFO Beijing nor Fuhua is in breach of or in default under (i) any Laws of the PRC, (ii) any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any PRC governmental agencies (iii) their respective constituent documents or (iv) any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound.

              The foregoing opinion is qualified as follows: (1) on May 30, 2002, the China Securities Regulatory Commission (the "CSRC") issued a request notice to CFO Beijing concerning its provision of securities investment advisory services, after which CFO Beijing and Fuhua adjusted their business arrangements as

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              requested by the CSRC and, based thereon, we are of the opinion that CFO Beijing and Fuhua currently comply with all of the CSRC's requirements and the other relevant PRC Laws; (2) the current pending claims described under the heading "Business - Legal proceedings" in the Prospectus contained in the Registration Statement, with respect to which we make no opinion.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the headings "Risk factors", "Our corporate structure", "Regulation", "Enforcement of civil liabilities", "Experts" and "Legal matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.


Yours faithfully,





/s/ Tian Yu

Tian Yu

Senior Partner
Jincheng & Tongda Law Firm


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                                   SCHEDULE I

                        LIST OF MAJOR DOCUMENTS REVIEWED


1.     Equipment Leasing Agreement, dated May 27, 2004, between CFO Beijing and
       Fuhua

2.     Technical Support Agreement, dated May 27, 2004, between CFO Beijing and
       Fuhua

3. Amended and Restated Strategic Consulting Service Agreement, dated May 27, 2004, between CFO Beijing and Fuhua

4. Domain Name Licensing Agreement, dated May 27, 2004, between CFO Beijing and Fuhua

5. Purchase Option and Cooperation Agreement entered into among the Company, CFO Beijing, Fuhua's shareholders and Fuhua on May 27, 2004

6. Share Pledge Agreement, dated May 27, 2004, entered into by and between CFO Beijing and Fuhua's shareholders

7. Proxies executed and delivered respectively by Fuhua's shareholders to Mr. Linghai Ma and Mr. Jian Feng, respectively, on May 27, 2004